Exhibit 99.1

Appian Appoints Serge Tanjga as Chief Financial Officer

McLean, VA – April 21, 2025 – Appian (Nasdaq: APPN) today announced the appointment of Serge Tanjga to the position of Chief Financial Officer, effective as of May 27, 2025. He will report directly to Matt Calkins, CEO of Appian.

Tanjga brings more than 20 years of financial experience to Appian. He was the Senior Vice President of Finance at MongoDB where he led financial planning, strategic finance, business operations, and analytics; and most recently, served as MongoDB’s interim CFO.

Prior to MongoDB, Serge was a Managing Director at Emerging Sovereign Group, a subsidiary of The Carlyle Group. Tanjga also held leadership positions at the Harvard Management Company and 40 North Industries. He received a B.A. in Mathematics and Economics from Harvard College and an MBA from Harvard Business School, where he was a Baker Scholar.

About Appian

Appian is The Process Company. We deliver a software platform that helps organizations run better processes that reduce costs, improve customer experiences, and gain a strategic edge. Committed to client success, we serve many of the world’s largest companies across industries. For more information, visit appian.com. [Nasdaq: APPN]

For more information, contact:

Valerie Verlander
Senior Manager, Media Relations, North America
valerie.verlander@appian.com